EXHIBIT 2

                                  CONFIDENTIAL

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                CYBER-CARE, INC.,

                        MIOA ACQUISITION COMPANY I, INC.
                            AIR RESPONSE NORTH, INC.,
                            GLOBAL AIR CHARTER, INC.,
                            GLOBAL AIR RESCUE, INC.,

                                       AND

                      AIR RESPONSE MEDICAL TRANSPORT CORP.

                                       AND

                              LOUIS R. CAPECE, JR.
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  STOCK  PURCHASE AGREEMENT............................................1

ARTICLE 1..............................................................1

  DEFINITIONS..........................................................1
    1.1  DEFINED TERMS.   AS USED IN THIS AGREEMENT:...................1

ARTICLE 2..............................................................3

  THE ACQUISITION......................................................3
    2.1  THE ACQUISITION...............................................3
    2.2  EFFECTIVE TIME................................................3

ARTICLE  3.............................................................3

  ACQUISITION CONSIDERATION............................................3
    3.1  PURCHASE OF STOCK.............................................3
    3.2  PROMISSORY NOTE...............................................4
    3.3  OPTIONS AND WARRANTS..........................................7
    3.4  DELIVERY OF SHARES............................................7
    3.5  RELEASE OF GUARANTEES.........................................7
    3.6  FINANCING.....................................................7
    3.7  CLOSING.......................................................8

ARTICLE 4..............................................................8

  ADDITIONAL COVENANTS.................................................8
    4.1  CONDUCT OF BUSINESS BY AIR RESPONSE ENTITIES PENDING CLOSING..8
    4.2  EXPENSES......................................................8
    4.3  NOTIFICATION OF CERTAIN MATTERS...............................8
    4.4  PUBLIC ANNOUNCEMENTS..........................................9
    4.5  CONFIDENTIALITY...............................................9
    4.6  CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS...................10
    4.7  INDEMNIFICATION..............................................10
    4.8  MANAGEMENT AGREEMENT.........................................10
    4.9  FURTHER ASSURANCES...........................................10
    4.10 FILING OF TAX RETURNS........................................10
    4.11 FUTURE TAX CONTESTS..........................................11

ARTICLE 5.............................................................12

  REPRESENTATIONS AND WARRANTIES OF ARMT..............................12
    5.1  ORGANIZATION AND AUTHORITY...................................12
    5.2  CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION.............12
    5.3  NO CONFLICT; REQUIRED CONSENTS...............................12
    5.4  ADVISORS FEES................................................13
    5.5  SURVIVAL.....................................................13

ARTICLE 5B............................................................13


ARTICLE 6.............................................................13

  REPRESENTATIONS AND WARRANTIES......................................13
  OF AIR RESPONSE ENTITIES AND SHAREHOLDERS...........................13
    6.1  AIR RESPONSE ENTITIES SHARES.................................13
    6.2  ORGANIZATION.................................................14
    6.3  CAPITALIZATION...............................................14
    6.4  AUTHORITY AND APPROVAL OF AGREEMENT..........................14
    6.5  NO VIOLATIONS................................................15
    6.6  FINANCIAL STATEMENTS.........................................15
    6.7  CONDUCT SINCE DATE OF RECENT BALANCE SHEET...................15
    6.8  SUBSIDIARIES.................................................16

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    6.9  LIABILITIES..................................................17
    6.10 TITLE TO AND CONDITION OF PROPERTIES.........................17
    6.11 ACCOUNTS RECEIVABLE..........................................17
    6.12 CONTRACTS AND COMMITMENTS....................................17
    6.13 OFFICERS AND DIRECTORS.......................................19
    6.14 LABOR MATTERS................................................19
    6.15 COMPLIANCE WITH LAWS AND ORDERS..............................19
    6.16 BOOKS AND RECORDS............................................21
    6.17 TAX MATTERS..................................................21
    6.18 REAL ESTATE..................................................22
    6.19 INSURANCE....................................................22
    6.20 PERSONNEL....................................................23
    6.21 LITIGATION...................................................23
    6.22 OTHER LIABILITIES............................................23
    6.23 CONSENTS.....................................................23
    6.24 JUDGMENTS....................................................23
    6.25 BROKERS......................................................24
    6.26 TRADE RIGHTS.................................................24
    6.27 BANK ACCOUNTS................................................24
    6.28 OPERATION OF AIRCRAFT........................................24
    6.29 CARE, USE AND MAINTENANCE....................................25
    6.30 Y2K COMPLIANT................................................25
    6.31 SURVIVAL.....................................................25
    6.32 DISCLOSURE...................................................25

ARTICLE 7.............................................................26

  CONDITIONS TO OBLIGATION OF SHAREHOLDERS TO CLOSE...................26
    7.1  REPRESENTATIONS AND WARRANTIES AT CLOSING....................26
    7.2  OBLIGATIONS PERFORMED........................................26
    7.3  CONSENTS AND APPROVALS.......................................26
    7.4  CLOSING DELIVERIES...........................................26
    7.5  NO INVESTIGATIONS OF ARMT AND ITS SUBSIDIARIES OR THEIR
         BUSINESS.....................................................26
    7.6  NO MATERIAL ADVERSE EFFECT...................................26
    7.7  SECURITIES LAWS..............................................26
    7.8  BOARD APPROVAL...............................................27
    7.9  LEGALITY.....................................................27
    7.10 REGULATORY MATTERS...........................................27
    7.11 ADDITIONAL CLOSING CONDITIONS................................27

ARTICLE 8.............................................................27

  CONDITIONS TO OBLIGATIONS OF ARMT TO CLOSE..........................27
    8.1  REPRESENTATIONS AND WARRANTIES AT CLOSING....................27
    8.2  OBLIGATIONS PERFORMED........................................27
    8.3  CONSENTS AND APPROVALS.......................................27
    8.4  CLOSING DELIVERIES...........................................28
    8.5  NO INVESTIGATIONS OF AIR RESPONSE ENTITIES AND ITS BUSINESS..28
    8.6  NO MATERIAL ADVERSE EFFECT...................................28
    8.7  SECURITIES LAWS..............................................28
    8.8  LEGALITY.....................................................28
    8.9  REGULATORY MATTERS...........................................28
    8.10 ADDITIONAL CLOSING CONDITIONS................................28

ARTICLE 9.............................................................29

  TERMINATION.........................................................29
    9.1  TERMINATION..................................................29
    9.2  EFFECT OF TERMINATION........................................29

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ARTICLE 10............................................................29

  MISCELLANEOUS PROVISIONS............................................29
    10.1 SEVERABILITY.................................................29
    10.2 MODIFICATION.................................................29
    10.3 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT...................29
    10.4 COUNTERPARTS.................................................30
    10.5 NOTICES......................................................30
    10.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES...............30
    10.7 GOVERNING LAW; JURISDICTION..................................31
    10.8 ATTORNEY'S FEES..............................................31
    10.9 HEADINGS.....................................................31
    10.10 INCORPORATION OF EXHIBIT, SCHEDULES AND MANAGEMENT
          AGREEMENTS..................................................31
    10.11 CONSTRUCTION................................................31
    10.12 ARBITRATION.................................................31

ARTICLE 11............................................................31

  LIMITION OF LIABILITY...............................................31

ARTICLE 12............................................................32

  RELEASE OF RESTRICTIVE LEGENDS......................................32
  FROM CAPECE'S STOCK.................................................32

ARTICLE 13............................................................32

  ADDITIONAL PROVISION................................................32

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT, dated September 15, 2000, effective on September 2, 2000, is by and between Cyber-Care, Inc. ("CYBER-CARE"), MIOA Acquisition Company I Inc., (collectively "Shareholders"), and Air Response North, Inc., Global Air Charter, Inc., Global Air Rescue, Inc. (collectively "Air Response Entities") and Air Response Medical Transport Corp. ("ARMT") and Louis R. Capece, Jr. ("Capece").

      In consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

      1.1   DEFINED TERMS.   As used in this Agreement:

      "ACQUISITION" shall mean the acquisition of Shareholders' shares of common stock in Air Response Entities (which accounts for 100% of Shareholders' holdings in Air Response Entities) all upon the terms and subject to the conditions set forth in this Agreement.

      "ACQUISITION SHARES" shall have the meaning ascribed to it in Section 3.1 hereof.

      "AIR RESPONSE ENTITIES SHARES" shall mean all of the issued and outstanding shares of capital stock of Air Response Entities.

      "AGREEMENT" means this Stock Exchange Agreement, and all Schedules and Exhibits hereto.

      "ASSETS" means all of the assets of Air Response Entities and its subsidiaries, of every kind and nature.

      "AUTOMATIC TERMINATION DATE" shall have the meaning ascribed to it in
Section 9.1 hereof.

      "BOARD APPROVAL" shall mean Cyber-Care Board Approval.

      "BUSINESS DAY" shall mean any weekday, excluding any legal holiday observed pursuant to the United States federal law or the laws of the State of Florida.

      "CERTIFICATE(S)" shall have the meaning ascribed to it in Section 3.4 hereof.

      "CLOSING" and "CLOSING DATE" shall have the meanings ascribed to such terms in Section 3.1 hereof.

      "CLOSING DOCUMENTS" means this Agreement, a management agreement and all other documents to be executed and delivered either simultaneously herewith or at Closing in connection with the Transactions.

      "CODE" means the Internal Revenue Code of 1986, as amended.

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      "CYBER-CARE BOARD APPROVAL" shall mean that the Board of Directors of
Cyber-Care, at a meeting duly called and held, has (i) determined that the Acquisition is advisable and in the best interest of Cyber-Care and approved it,
(ii) duly approved, authorized and ratified the Acquisition and the consummation of the Transactions and (iii) duly approved, authorized and ratified the execution and delivery of this Agreement and each of the Closing Documents.

      "CYBER-CARE SHARES" shall mean common stock of Cyber-Care, Inc. owned and held by Louis Capece, Jr.

      "EFFECTIVE TIME" shall have the meaning ascribed to it in Section 2.2 hereof.

      "EXCHANGE ACT" shall mean the Securities and Exchange Act of 1934, as amended, and all regulations promulgated pursuant thereto.

      "EXCHANGE RATIO" shall have the meaning ascribed to it in Section 3.1 hereof.

      "FLORIDA ACT" shall mean the Florida Business Corporations Act.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time, and applied consistently with those used in the preparation of financial statements.

      "GOVERNMENTAL AUTHORITY" shall include any and all governmental or quasi-governmental bodies, agencies, bureaus, departments, boards, commissions, instrumentalities or other entities having or asserting jurisdiction over any of the parties, as applicable.

      "IRS" shall mean the Internal Revenue Service.

      "MANAGEMENT" shall mean the provision of services by Cyber-Care or its designee pursuant to a Management Agreement executed by the parties.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect upon, or in, or circumstances reasonably likely to result in, a material adverse change in (i) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of the specified party, (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of a party to perform its respective obligations under this Agreement.

       "NOTE" shall mean that certain Promissory Note as defined in Section 3.2.

       "OUT-OF-POCKET COSTS" shall mean, with respect to each party, all fees, expenses, and other costs that are directly related to the Transactions contemplated by this Agreement.

      "PERSON" means an individual, corporation, limited liability company, limited liability partnership, limited partnership, trust, joint venture, association or unincorporated organization or a Governmental Authority.

      "SCHEDULE DELIVERY DATE" shall mean the date upon which each party has delivered each and all of their respective Schedules and Exhibits to each other, and, in the exercise of their respective sole discretion, each has acknowledged in writing their satisfaction with the results of their respective due diligence investigations and their mutual consent as to the contents of the Schedules and Exhibits to be attached hereto and the incorporation of such Schedules and Exhibits into this Agreement, which date in no event shall be later than 24 hours prior to the Closing, unless otherwise agreed to in writing by the parties.

      "SEC" shall mean the U.S. Securities and Exchange Commission.

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and all regulations promulgated thereunder.

      "TRANSACTIONS" means the transactions contemplated by this Agreement, including but not limited to, the Acquisition and the Management of the Air Response Entities by Shareholders after Closing.

                                    ARTICLE 2

                                 THE ACQUISITION

      2.1   THE ACQUISITION.

      At the Effective Time and subject to and upon the terms and conditions of this Agreement, ARMT shall acquire from Shareholders the Air Response Entities Shares and enter into a Management Agreement of the Air Response Entities.

      2.2   EFFECTIVE TIME.

      Notwithstanding the Closing Date, the Transactions contemplated by this Agreement shall be effective as of September 2, 2000 (the "Effective Time").

                                    ARTICLE 3

                            ACQUISITION CONSIDERATION

      3.1   PURCHASE OF STOCK.

      Subject to adjustment as hereinafter set forth or as otherwise agreed by the parties, the manner and basis of ARMT purchasing the Air Response Entities Shares shall be as set forth herein. In exchange for receipt of the Air Response Entities Shares from Shareholders, ARMT shall pay to Shareholders the purchase price of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) ("Purchase Price"), payable as follows: (a) Three Hundred Forty Five Thousand Nine Hundred Twenty One (345,921) shares of Cyber-Care voting common stock price based upon a price of Six Dollars, Ninety-Three and Eight-Tenths of a Cent ($ 6.938) per share, representing a share value as of the date of closing ("Closing Date") equal to Two Million Four Hundred Thousand Dollars ($2,400,000.00) ("Acquisition Shares"), and (b) a Note in favor of Cyber-Care in the amount of Six Million One Hundred Thousand Dollars ($6,100,000.00) under the terms set forth in Section
3.2 below. The Shareholders acknowledge receipt of a portion of the Purchase Price paid in Cyber-Care Shares in the amount of 142,857 shares ("Partial Deposit"). Such Partial Deposit, has been increased by that number of Cyber-Care Shares required to bring the value of such deposit to One Million Dollars ($1,000,000.00) ("the Deposit"). The Deposit is non-refundable after Closing Date. The Acquisition Shares less the Deposit shall equal the Adjusted Acquisition Shares. After the Effective Time, all ownership interest in Air Response Entities shall be vested in ARMT and it shall have all rights in respect thereof and Shareholders shall not have any rights other than as set forth herein.

            (a) Adjusted Acquisition Shares

            Cyber-Care shall deposit in escrow the certificate for the Adjusted Acquisition Shares in accordance with the Escrow Agreement attached hereto as
Exhibit 3.1 (a).

            (b) Escrow Shares

            In addition to the foregoing, but not as an element of the Purchase Price, Capece shall deposit in escrow One Hundred Thousand shares of Cyber-Care voting common stock, in accordance with the Escrow Agreement attached hereto as
Exhibit 3.1(b) (the "Escrow Shares").

      3.2   DIVIDEND AND PROMISSORY NOTES.

            (a) Dividend Note

            ARMT shall deliver at Closing an executed note in favor of Chase Manhattan Bank, as escrow agent for Cyber-Care shareholders an executed note, substantially in the form attached hereto as Exhibit 3.2(a) in the amount of $305,000, which shall bear interest at a rate of ten percent (10%) per annum and shall have the same terms and conditions as the Note described in section 3.2(b).

            (b) Promissory Note

            ARMT shall deliver at Closing an executed note in favor of Cyber-Care, substantially in the form attached hereto as Exhibit 3.2(b), in the amount of $5,795,000.00, which shall bear interest at a rate of ten percent (10%) per annum ("Note"). ARMT shall deliver at Closing such other documents as reasonably requested by the Shareholders to evidence and protect their interests and rights with respect to the Note. The Note shall be collateralized by a general blanket pledge of all of the assets of the Air Response Entities and shall represent a security interest in all such assets upon the terms and conditions as set forth in this Agreement. ARMT agrees to pay the Note as set forth below.

            (c)   Revolving Credit Note

            ARMT shall deliver at Closing an executed note in favor of Cyber-Care, substantially in the form attached hereto as Exhibit 3.2(c), which shall bear interest at a rate of ten percent (10%) per annum.

            (a)  Payments.

            ARMT shall pay or cause to be paid in immediately available funds an amount due under the Note representing:

                  (i)   interest only on the ninetieth (90) day after Closing,
                  (ii) interest only on the one hundred eightieth day (180) after Closing,
                  (iii) any and all unpaid interest and all outstanding
                        principle on the earlier of the two hundred fortieth day
                        (240) after Closing ("Balloon Payment Date"), unless extended in accordance with the terms set forth below or the date on which ARMT receives financing for the acquisition of the Air Response Entities.

            (b)  Payment Extension.

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
The Balloon Payment Date may be extended upon the following terms and conditions:

        (i) Provided that ARMT is not in default on the Note or under any of the terms and conditions in this Agreement or any agreement referenced herein and attached hereto, and further provided that ARMT provides written notice to Cyber-Care at least thirty days prior to the Balloon Payment Date, and further provided that ARMT pays to Cyber-Care on the Balloon Payment Date principal due under the Note in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) in immediately available funds, in addition to payment of all interest then due, then Cyber-Care shall agree to extend the Balloon Payment Date to the three hundred thirtieth (330) day after Closing ("First Balloon Extension Date").


        (ii) Thereafter, provided that ARMT is not in default on the Note or under any of the terms and conditions in this Agreement or any agreement referenced herein and attached hereto, and provided that ARMT provides written notice to Cyber-Care at least thirty days prior to the First Balloon Extension Date, and provided that ARMT pays to Cyber-Care on the First Balloon Extension Date principal due under the Note in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) in immediately available funds, in addition to payment of all interest then due, then Cyber-Care hereby agrees to extend the First Balloon Extension Date to the three hundred ninetieth
                  (390) day after Closing ("Second Balloon Extension Date").


        (iii) All outstanding principal and unpaid accrued interest on the Note shall be paid by ARMT no later than the Second Balloon Extension Date. Failure to pay the Note in accordance with the terms and conditions set forth herein or therein shall result in a default on the Note.

      (c) Default

        (i) Upon the occurrence of a default under any of the Notes or this Agreement, and within ten days (10) after written notice of such default to ARMT, ARMT shall have a period of ten days
                  (10) to cure such default, giving notice of such cure to Shareholders. In such case if the default is not cured within such specified time period, then the ownership of ARMT shall "vest" in Shareholders and the business shall be turned over to the Shareholders ("Turn Over Date"). Capece shall cooperate with Shareholders on any reasonable request for a two week transition period, at the expense of Shareholders, following the Turn Over Date. On the Turnover Date, Louis R. Capece, Jr., Dennis Rommel, and the directors of ARMT shall have vacated the premises of ARMT, and ARMT shall provide a certificate to Shareholders that no tangible or intangible property of ARMT has been removed from ARMT's premises by Capece or Rommel, except in the ordinary course of business. To effectuate the foregoing, ARMT shall deliver to the Shareholders the undated written resignations of Capece, Rommel, and the directors of

                  ARMT. ARMT shall deliver to Shareholder such a resignation regarding any directors elected or appointed after the Closing. Shareholders agree to hold such resignations in escrow until the Turn Over Date. At the Turn Over Date, Shareholders are hereby authorized to date such resignations as of the Turn Over Date and to release such resignations from escrow.

        (ii) As of the Closing Date, the value of the Air Response Entities (Value of the Business) was determined to be Eight Million Five Hundred Thousand Dollars ($8,500,000.00) (" First Valuation") by agreement of the parties hereto. Such value was determined by utilizing Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the 12 month period ending on August 31, 2000, or approximately $2,290,000, multiplied by 3.71 ("Earnings Multiple").

        (iii) In the event that ARMT turns over the business to the Shareholders in accordance with this Section 3.2(c), The Value of the Business shall be determined as of the Turn Over Date (the Second Valuation) by utilizing EBITDA for the 12 month period ending on last day of the month next preceding the Turn Over Date multiplied by the Earnings Multiple.

        (iv) Shareholders will maintain on behalf of Air Response for the benefit of ARMT its current receivable financing arrangement ("DVI"). If the amount of outstanding debt for the DVI and the Cyber-Care Funds, if any, as of the Turn Over Date are the same or less than the amount of outstanding debt for the DVI and the Cyber-Care Funds, if any, as of the Closing Date, the Adjusted Acquisition Shares shall be returned to Capece and the Escrow Shares shall be returned to Capece.

        (v) If the amount of outstanding debt for the DVI, and the Cyber-Care Funds, if any, as of the Turn Over Date is greater than the outstanding debt for the DVI, and the Cyber-Care Funds as of the Closing Date (the " Shortfall"), the number of Adjusted Acquisition Shares having the value of the Shortfall shall be retained by Cyber-Care and the remaining Adjusted Acquisition Shares, if any, shall be returned to Capece, along with the Escrow Shares. If the Second Shortfall is greater than the value of the Adjusted Acquisition Shares, such number of the Escrow Shares equaling the uncovered Second Shortfall shall be retained by Cyber-Care, and the remainder of the Escrow Shares, if any, shall be returned to Capece.

        (vi) If the Second Valuation is the same or greater that the First Valuation, the Escrow Shares shall be returned to Capece. If the Second Valuation is lower than the First Valuation, (the "Second Shortfall") the number of Escrow Shares having the value of the Second Shortfall shall be retained by Cyber-Care and the remaining Adjusted Acquisition Shares, if any, shall be returned to Capece, along with the Escrow Shares. If the Second Shortfall is greater than the value of the Adjusted Acquisition Shares, such number of the Escrow Shares equaling the uncovered Second Shortfall shall be retained by Cyber-Care, and the remainder of the Escrow Shares, if any, shall be returned to Capece.

        (vii) In no event shall Capece be required to provide additional shares or funds should the Shortfall and the Second Shortfall have a value in excess of the Adjusted Acquisition Shares and the Escrow Shares.

        (viii) Since Capece has contributed the Acquisition Shares to the Shareholders on behalf of ARMT, in the event the business is turned over to the

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
                  Shareholders in accordance with the foregoing, and in the event there are Acquisition Shares and/or Escrow Shares to be returned to Capece, they shall be delivered to Capece, in Capece's name, not later than ten (10) business days after the Second Valuation has been completed.

        (ix) In the event that ARMT does not turn over the business in accordance with this Section 3.2 (c) by the Turn Over Date and the Shareholders have suffered damages due to the default by ARMT of the terms and conditions of this Agreement, including the Management Agreement or Business Plan, then the Shareholders shall be entitled to retain all of the Acquisition Shares and Escrow Shares as damages. This provision shall in no way be construed to be the sole remedy of the Shareholders against Capece or ARMT pursuant to Section 3.2(c) (ix).

      3.3   OPTIONS AND WARRANTS.

      There are no options, warrants and other securities owned by Shareholders or their affiliates that might otherwise be converted for a capital or other interest in Air Response Entities which are outstanding at the Effective Time.

      3.4   DELIVERY OF SHARES.

      At the Closing, Shareholders will deliver the Air Response Entities Shares to ARMT duly endorsed in blank. and immediately thereafter ARMT will deliver the Shares of ARMT to Shareholders duly endorsed in blank and Shareholders shall immediately deliver the shares of ARMT to the Trustee under that certain Security and Pledge Agreement of even date herewith, Exhibit 3.4.

      3.5   RELEASE OF GUARANTEES.

      ARMT shall use its reasonable efforts to obtain a release on commercially reasonable terms, of the Cyber-Care guarantees on all Air Response debts within thirty (30) days after Closing. If necessary to obtain such a release from Textron regarding the aircraft, Capece shall offer to provide his personal guarantee to Textron on commercially reasonable terms acceptable to Capece. In the event the ownership of ARMT vests in Shareholders pursuant to Section 3.2
(c) (i), Shareholders will use its reasonable efforts to obtain the release of Capece's guarantee to Textron, if any, on commercially reasonable terms, within thirty (30) days after such vesting.

      3.6   FINANCING.

      Cyber-Care agrees to assist the ARMT with receivables financing arrangements for the period commencing with Closing and terminating no later than December 31, 2000. Cyber-Care will maintain on behalf of Air Response for use by ARMT its current receivables financing arrangement with DVI ("DVI Funding"). The DVI Funding amount available for use by ARMT shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00). In addition to the DVI facility, and provided that there are insufficient amounts then available through such facility, Cyber-Care will make available to the ARMT, for use by Air Response in accordance with the terms of the Management Agreement, additional funding in an amount not to exceed One Million Two Hundred Thousand Dollars ($1,200,000.00) ("Cyber-Care Funding"). The DVI Funding and the Cyber-Care Funding shall be made available to the ARMT within three business days after receipt by Cyber-Care of funding requests made in accordance with the Management Agreement.

      At Closing ARMT will execute a promissory note for an amount to include
(i) the Cyber-Care inter-company debt for Air Response as of Closing plus (ii) the amount due for the DVI Funding on account of Air Response as of Closing.

      Additionally, at Closing, ARMT will execute a future advance promissory note for (i) amounts advanced through Cyber-Care Funding plus (ii) any additional amounts advanced through the DVI Funding on account of ARMT after the date of Closing.

      Both notes shall be collateralized by the Adjusted Acquisition Shares and the Escrow Shares and shall be due on the earlier of (i) the Balloon Payment Date (including any authorized extensions thereunder) or (ii) the date of Default. Additionally, ARMT shall payoff the amount due to DVI on account of ARMT on or before the date of termination of the DVI Funding.

      3.7   CLOSING.

      The closing of the Transactions (the "CLOSING") shall be effective on September 2, 2000 and shall take place on September 15, 2000. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition as promptly as possible subject to the satisfaction of the closing conditions set forth in Articles 7 and 8. Upon Closing, each party will issue and deliver in the manner provided in Articles 2 and 3 hereof the applicable stock certificates

                                    ARTICLE 4

                              ADDITIONAL COVENANTS

      4.1   CONDUCT OF BUSINESS BY AIR RESPONSE ENTITIES PENDING CLOSING.

      Air Response Entities and Shareholders covenant and agree that, except as otherwise set forth in this Agreement, between the date of this Agreement and the Closing, if any, the business of Air Response Entities shall be conducted only in, and neither party shall take any action except in, the ordinary course of business and in a manner consistent with past ordinary business practice; and Air Response Entities and Shareholders will use their commercially reasonable efforts to preserve intact Air Response Entities' business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which they have significant business relations.

      4.2   EXPENSES.

      All of the expenses incurred by each party to this Agreement, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be borne solely by such party.

      4.3   NOTIFICATION OF CERTAIN MATTERS.

            (a) ARMT shall give prompt written notice to Shareholders of the following:

                (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be reasonably likely to cause either (A) any representation or warranty of ARMT contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing (assuming that each representation and warranty was re-affirmed as of each day between the date hereof and the Closing Date, inclusive), or (B) any Material Adverse Effect; or

                 (ii) any material failure of ARMT or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.


            (b) Shareholders shall give prompt written notice to ARMT of the following:


                 (i) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be reasonably likely to cause either (A) any representation or warranty of Shareholders or Air Response Entities contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing (assuming that each representation and warranty was re-affirmed as of each day between the date hereof and the Closing Date, inclusive); or (B) any Material Adverse Effect;

                 (ii) any material failure of Shareholders, Air Response Entities or any employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

            (c) Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not waive or release Capece, ARMT, Air Response Entities or Shareholders, as the case may be, from their representations, warranties, covenants or agreements under this Agreement, except as they may be modified and approved in accordance with this Agreement.

      4.4   PUBLIC ANNOUNCEMENTS.

      Except for and to the extent of any public announcement or disclosures relating to the Transactions as may be required by law, or as provided in this
Section 4.4, ARMT and Shareholders agree that until the consummation of the Transactions or the termination of this Agreement, as the case may be, each party will not, and will direct its directors, officers, employees, representatives and agents who have knowledge of the Transaction not to, disclose to any Person who is not a participant in discussions concerning the Transactions (other than Persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to the Transactions.

      4.5   CONFIDENTIALITY.

      In connection with this Agreement, the parties may have access to information that is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". Each party hereby agrees that the Information will be kept confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information for the purposes of evaluating the transactions contemplated by this Agreement, and who shall agree to be bound by the terms and conditions of this Agreement with respect to this provision. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives. If the transactions contemplated hereunder are not consummated,
(a) the parties shall return the Information to the other promptly upon request and no party shall retain any copies, and (b) for a period of two years after the execution hereof (i) neither party shall solicit or hire any employee of the other party provided such employee is employed at the time of such solicitation or hiring, and (ii) neither party shall solicit or lease the premise operated by the other party. In the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other party prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, and at such party's expense will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information. The term "Information" does not include information which (i) was known to any party about another party prior to its disclosure, provided that such information was lawfully obtained or developed without violation of a confidentiality agreement, (ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information.

      4.6   CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS.

      Subject to compliance with applicable law, Shareholders and ARMT will (a) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorization and (b) provide one another with copies of all filings made by such party with any governmental authority in connection with this Agreement.

      4.7   INDEMNIFICATION.

      At the Closing, Shareholders shall deliver an indemnification to ARMT, substantially in the form attached hereto as Exhibit 4.7 (a) and ARMT shall deliver an indemnification to Shareholders, substantially in the form attached hereto as Exhibit 4.7 (b).

      4.8   MANAGEMENT AGREEMENT.

      At the Closing, the Shareholders and ARMT shall execute and deliver a Management Agreement substantially in the form attached hereto as Exhibit 4.8.

      4.9   FURTHER ASSURANCES.

      Each party covenants and agrees that, following the Closing, it shall cooperate with the other parties as reasonably requested and at such requesting party's expense when such cost is more than nominal, in those matters requiring cooperation, including but not limited to, defense of claims relating to the Air Response Entities.

      4.10  FILING OF TAX RETURNS.

            (a) Shareholders shall prepare and timely file with the appropriate authorities at its expense under the direction and control of the Shareholders and by accountants selected by them all tax returns required to be filed for the Air Response Entities for taxable periods ending on or prior to the Closing Date other than any one day Return including only the Closing Date (the "One Day C Return"). All such Tax Returns shall be prepared and filed in a manner reasonably consistent with prior tax returns.

            (b) ARMT shall be responsible for preparing and filing all tax returns of the Air Response Entities for Tax periods beginning before and ending after the Closing Date ("Straddle Periods") and the One Day C Return; provided, however, that a draft of all such tax returns shall be provided to the Shareholders at least 20 days prior to the deadline for filing the tax return in question, and such tax return shall be subject to the Shareholders' review and approval, which approval shall not be unreasonably withheld or delayed.

            (c) All other Tax Returns shall be filed, to the extent permitted by applicable law, on the basis that the relevant taxable period ended as of the Closing Date (or the date prior to the Closing Date if permitted by applicable law), unless the relevant governmental entity will not accept a tax return filed on that basis. To the extent any governmental entity requires the consent of the Shareholders, ARMT or the Air Response Entities, or their Affiliates to filing on such basis, such parties shall provide such consent. ARMT shall not, and shall not permit the Air Response Entities to, amend any tax returns for periods ending on or prior to the Closing Date without the Shareholders' prior written consent.

      4.11  FUTURE TAX CONTESTS.

            (a) ARMT and the Shareholders shall promptly notify each other in writing upon receipt by them or their affiliates of notice of any pending or threatened audit or assessment with respect to federal, state and local income taxes for any periods ending on or prior to the Closing Date. The Shareholders shall have control of such audit and related proceedings, the costs and expenses of which shall be borne by the Shareholders; provided, however, that the Shareholders shall provide ARMT with written notice of any proposed settlement or compromise of any such audit or proceedings and shall not enter into any such settlement or compromise which could have a material adverse effect on ARMT or the Air Response Entities without ARMT's prior written consent, which consent shall not be unreasonably withheld.

            (b) ARMT shall be responsible for handling all tax matters relating to the Air Response Entities, including dealing with and resolving audit issues, for all Straddle Periods and the One Day C Return; provided, however, that (i) ARMT shall promptly notify the Shareholders in writing as to any examination by or disputes with any taxing authorities that relate to such periods, and (ii) the Shareholders shall be kept informed and allowed, at their expense, to participate therein. No tax matter for such period may be resolved without the written consent of the Shareholders (which consent shall not be unreasonably withheld) if the resolution of such matter would have an adverse impact on the Shareholders, including, but not limited to, any indemnification obligations under this Agreement.

            (c) For purposes of indemnification under the Agreement, in the case of any taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Air Response Entities. In no event shall the Shareholders be liable for indemnification under this Agreement for any taxes with respect to (i) taxes due with respect to the One Day C Return or (ii) taxes arising on account of any Section 481 of the Code adjustments resulting from the transactions contemplated hereby.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF ARMT

      In order to induce Shareholders to enter into this Agreement and consummate the Transactions, ARMT hereby represents and warrants the following to Shareholders as of the Schedule Delivery Date, each of which representations and warranties shall be material to and relied upon by Shareholders and shall be deemed remade on and as of the date of the Closing Date:

      5.1   ORGANIZATION AND AUTHORITY.

      ARMT is a corporation duly organized and validly existing under the laws of the State of Delaware. ARMT has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted.

      5.2   CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION.

      The Board of Directors of ARMT has, on or prior to the date of this Agreement at a meeting duly called and held and not subsequently rescinded or modified in any way, (i) unanimously adopted this Agreement in accordance with the laws of its state of incorporation, and (ii) taken all actions necessary to consummate the Agreement and the transactions contemplated hereby.

      ARMT has all requisite corporate power and authority to enter into this Agreement and, subject to the Transactions contemplated hereby and the issuance of the Acquisition Shares in connection with the Acquisition, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement by ARMT and the consummation by ARMT of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ARMT and the filing of appropriate Acquisition documents, if any, as required by the laws of its state of incorporation. This Agreement constitutes the valid and binding obligation of ARMT enforceable against it in accordance with its terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and the application of general rules of equity. The Acquisition and all of the Transactions have been duly authorized by the Board of Directors of ARMT.

      5.3   NO CONFLICT; REQUIRED CONSENTS.

      Exclusive of ARMT Board Approval and assuming the appropriate filings and mailings are made by ARMT to effectuate the Acquisition, the execution and delivery by ARMT of this Agreement and the Closing Documents and the consummation by ARMT of the Transactions do not and will not, (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, Person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect);

(b) violate in any material respect the terms of any material instrument, document or agreement to which ARMT is a party, or by which ARMT is bound, or be in conflict in any material respect with, result in a material breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement; (c) violate ARMT's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to ARMT.

      5.4   ADVISORS FEES.

      Neither ARMT nor any of its subsidiaries or any affiliate thereof has retained or utilized the services of any advisor, broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other Person or entity for or on account of the Transactions.

      5.5   SURVIVAL.

      The representations and warranties contained in this Article 5 shall survive the Closing for a period of one year.

                                   ARTICLE 5B

      Capece, a principal of ARMT, who has been managing the Air Response Entities since April 1, 1999, represents and warrants to the Shareholders that he does not know of any reason why the representations and warranties of the Shareholders hereunder are not true and correct in all material respects. This representation and warranty is made by Capece in reliance, and conditioned, upon the representations and warranties made by the Air Response Entities and the Shareholders and shall survive the Closing for a period of one year.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                  OF AIR RESPONSE ENTITIES AND SHAREHOLDERS

      Air Response Entities and the Shareholders, jointly and severally, make the following representations and warranties to ARMT and Capece, each of which is true and correct, to the best of their knowledge, on the date hereof, shall remain true and correct to and including the Effective Date, and shall survive the Closing of the transactions provided for herein for a period of one year. Notwithstanding anything to the contrary herein, all representations and warranties of the Air Response Entities and the Shareholders are made in reliance, and conditioned, upon the representations and warranties made by Louis Capece, Jr. herein in Article 5B.

      6.1   AIR RESPONSE ENTITIES SHARES.

      The Shareholders are the owners of the Air Response Entities Shares free and clear of any direct or indirect claims, liens, security interests, charges, pledges or encumbrances of any nature whatsoever and will be free of such claims, liens, security interests, charges, pledges or encumbrances as of the Effective Date. All of the Air Response Entities Shares are validly issued to the Shareholders fully paid and non-assessable. There are no existing options, calls, rights or commitments of any character relating to the Air Response Entities Shares or any Air Response Entities securities of any kind.

      6.2   ORGANIZATION.

            (a) Air Response North, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida,
(b) Global Air Rescue, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) Global Air Charter, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and each of the foregoing entities is validly qualified and licensed in each jurisdiction wherein the character of the property owned or leased by it, or the nature of its business, makes such licensing and/or qualification necessary other than as set forth in
SCHEDULE 6.2 (A). Accurate, current and complete copies of the Articles of Incorporation and Bylaws of the Air Response Entities are attached hereto as
SCHEDULE 6.2 (B).

      6.3   CAPITALIZATION.

      The authorized capital stock of (a) Air Response North, Inc. consists of One Million (1,000,000) shares of common stock, with a par value of $0.01 per share, of which One Thousand are issued and outstanding, (b) Global Air Rescue, Inc. consists of 1500 shares of common stock, no par value per share, of which 1500 are issued and outstanding, (c) Global Air Charter, Inc. consists of 7500 shares of commons stock, no par value per share, of which 7500 are issued and outstanding. No shares of capital stock or other equity securities of Air Response Entities are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Air Response Entities are duly authorized, validly issued, fully paid and non-assessable and, not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Air Response Entities having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders of Air Response Entities may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Air Response Entities is a party or by which it is bound obligating Air Response Entities to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Air Response Entities or obligating Air Response Entities to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Air Response Entities to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Air Response Entities. A complete list of security holders of Air Response Entities and their addresses is attached hereto as SCHEDULE 6.3.

      6.4   AUTHORITY AND APPROVAL OF AGREEMENT.

            (a) The execution and delivery of this Agreement by Air Response Entities and the Shareholders and the performance of all Air Response Entities' and the Shareholders' obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of Air Response Entities and the Shareholders pursuant to applicable law. Air Response Entities and the Shareholders have the power and authority to execute and deliver this Agreement and to perform all their obligations hereunder.

            (b) This Agreement and any other documents, instruments and agreements executed by Air Response Entities and the Shareholders in connection herewith constitute the valid and legally binding agreements of Air Response Entities and the Shareholders, enforceable against Air Response Entities and the Shareholders in accordance with their terms, except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

      6.5   NO VIOLATIONS.

      Other than as set forth in SCHEDULE 6.5, neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Shareholders and Air Response Entities in connection herewith, nor the consummation of the transactions contemplated hereby: (a) will violate any statute, law, ordinance, rule or regulation (collectively, "LAWS") or any order, writ, injunction, judgment, plan or decree (collectively, "ORDERS") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "GOVERNMENT ENTITIES"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; (c) subject to obtaining the consents referred to in this Agreement, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined) upon any of the assets of Air Response Entities (or the Air Response Entities Shares) under any term or provision of the Articles of Incorporation or By-Laws of Air Response Entities or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Air Response Entities or the Shareholders is a party or by which Air Response Entities or the Shareholders or any of its or their assets or properties may be bound or affected; or (d) will or could result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, Air Response Entities.

      6.6   FINANCIAL STATEMENTS.

      Attached hereto as Schedule 6.6 are true and complete copies of the financial statements of Air Response Entities consisting of the balance sheets and the related statements of operations and cash flows for (i) the years ended December 31, 1998 and December 31, 1999, (ii) the six month period ended June 30, 2000 (the "RECENT BALANCE SHEET" and the "RECENT STATEMENT OF OPERATIONS"), and (iii) the seven month period ended July 31, 2000. Shareholders will provide, within fifteen business days after Closing, financial statements of the Air Response Entities for the eight month and twelve month periods ended August 31, 2000. All of such financial statements are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of Air Response Entities, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, and the results of operations and cash flows of Air Response Entities as of the dates and for the years and periods indicated.

      6.7   CONDUCT SINCE DATE OF RECENT BALANCE SHEET.

      Except for this Agreement and as disclosed in Schedule 6.7 hereto, none of the following has occurred since the date of the Recent Balance Sheet:

            (a) NO ADVERSE CHANGE. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Air Response Entities;

            (b) NO DAMAGE. Any loss, damage or destruction, whether covered by insurance or not, affecting Air Response Entities' business or properties;

            (c) NO INCREASE IN COMPENSATION. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Air Response Entities (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

            (d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Air Response Entities.

            (e) NO COMMITMENTS. Any commitment or transaction by Air Response Entities (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

            (f) NO DIVIDENDS. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Air Response Entities' capital stock; any redemption, purchase or other acquisition by Air Response Entities of any capital stock of Air Response Entities, or any security relating thereto; or any other payment to any Shareholders of Air Response Entities as a Shareholder;

            (g) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of Air Response Entities, except in the ordinary course of business;

            (h) NO INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by Air Response Entities;

            (i) NO LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Air Response Entities;

            (j) NO AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by Air Response Entities of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

            (k) LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of Air Response Entities; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest);

            (l) CREDIT. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such or similar customers or distributors in the past, any other change in the terms of any credit heretofore extended, or any other change of Air Response Entities' policies or practices with respect to the granting of credit; or

            (m) NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of Air Response Entities.

      6.8   SUBSIDIARIES.

      None of the Air Response Entities have any subsidiaries. The Air Response Entities do not own or control, directly or indirectly, any capital stock of any corporation or interest in any partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity.

      6.9   LIABILITIES.

      Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 6.9, Air Response Entities does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Air Response Entities. Except as and to the extent described in the Recent Balance Sheet or in Schedule 6.9, neither Air Response Entities nor the Shareholders have knowledge of any basis for the assertion against Air Response Entities of any liability and neither has knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Air Response Entities' business and consistent with past practice.

      6.10  TITLE TO AND CONDITION OF PROPERTIES.

            (a) MARKETABLE TITLE. Air Response Entities has good and marketable title to all of Air Response Entities' assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for items disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "LIENS") except those described in Schedule 6.10. None of Air Response Entities' assets, business or properties are subject to any restrictions with respect to the transferability thereof, except as otherwise provided for in Schedule 6.10; and Air Response Entities' title thereto will not be affected in any way by the transactions contemplated hereby.

            (b) CONDITION. All property and assets owned, leased or otherwise utilized by Air Response Entities, including without way of limitation, all aircraft, engines on said aircraft and airframes of said aircraft, are in operating condition, have been maintained consistent with the standards of the FAA, the manufacturers, any lenders or lessors and as generally followed in the industry and are sufficient to carry on the business of Air Response Entities as conducted during the preceding 12 months.

      6.11  ACCOUNTS RECEIVABLE.

      All accounts receivable of Air Response Entities reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business and are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business Schedule 6.11 contains an aged schedule of accounts receivable which reconciles with the accounts receivable balance as reflected in the Recent Balance Sheet.

      6.12  CONTRACTS AND COMMITMENTS.

            (a) REAL PROPERTY LEASES. Except as set forth in Schedule 6.12(a), Air Response Entities has no leases of real property.

            (b) PERSONAL PROPERTY LEASES. Except as set forth in Schedule 6.12(b), Air Response Entities has no leases of personal property involving consideration or other expenditure in excess of $25,000.00 or involving performance over a period of more than six (6) months.

            (c) PURCHASE COMMITMENTS. Air Response Entities has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six (6) months normal usage.

            (d) SALES COMMITMENTS. Except as set forth in Schedule 6.12(d), attached hereto Air Response Entities has no sales contracts or commitments to customers which aggregate in excess of $50,000.00 to any one customer (or group of affiliated customers). Air Response Entities has no sales contracts or commitments except those made in the ordinary course of business, at arm's length.

            (e) CONTRACTS WITH CERTAIN OTHERS. Air Response Entities has no agreement, understanding, contract or commitment (written or oral) with any affiliate, employee, agent, consultant, distributor or dealer that is not cancelable by Air Response Entities on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever except as identified in Schedule 6.12(e).

            (f) POWERS OF ATTORNEY. Air Response Entities has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

            (g) LOAN AGREEMENTS. Except as set forth in Schedule 6.12(g), Air Response Entities is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

            (h) GUARANTEES. Except as disclosed on Schedule 6.12(h), Air Response Entities has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingent upon or secondarily liable for the obligations of any person.

            (i) GOVERNMENT CONTRACTS. Air Response Entities is not a party to any contract with any governmental entity.

            (j) BURDENSOME OR RESTRICTIVE AGREEMENTS. Air Response Entities is not a party to nor is it bound by any agreement, deed, lease or other instrument, which is so burdensome as to materially affect or impair the operation of Air Response Entities. Without limiting the generality of the foregoing, no Air Response Entity is a party to or is bound by any agreement requiring the Air Response Entity to assign any interest in any trade secret or proprietary information, or prohibiting or restricting the Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

            (k) OTHER MATERIAL CONTRACTS. Air Response Entities has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $100,000.00, or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of Air Response Entities, except as described in Schedule 6.12(j), or in any other Schedule.

            (l) NO DEFAULT. Air Response Entities is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Air Response Entities' obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Air Response Entities. To the best of Air Response Entities' and the Shareholders' knowledge, no third party is in default under any lease, contract or commitment to which Air Response Entities is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

      6.13  OFFICERS AND DIRECTORS.

      Set forth on Schedule 6.13, attached hereto is a complete list of all officers and directors of Air Response Entities, with office held, directors, contractors and agents of the Air Response Entities, and the compensation and all vacation and other benefits they are entitled to receive from the Company.

      6.14  LABOR MATTERS.

      Except as set forth on Schedule 6.14, Air Response Entities is not a party to and no employee has made a claim for: (a) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or other employee benefit plan, whether legally binding or not; or (b) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization and life insurance and other insurance plans, or related benefits; or (c) any employment agreement. To the best of the Air Response Entity and the Shareholders' knowledge, no former employee of the Air Response Entity has any claim against the Company (whether under federal or state law, any employment agreement or otherwise) on account of or for: (a) overtime pay; (b) wages or salary for any period; (c) vacation, time-off or pay in lieu of vacation or time-off; or (d) any violation of any statue, ordinance or regulation relating to minimum wages or maximum hours of work. To the best of the Air Response Entity and the Shareholders' knowledge, no person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against the Air Response Entity arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices or occupational safety and health standards. The Air Response Entities operate a Drug Free Workplace Program approved by the FAA.

      6.15  COMPLIANCE WITH LAWS AND ORDERS.

            (a) COMPLIANCE. Except as set forth in Schedule 6.15, Air Response Entities (including each and all of its operations, practices, properties, contracts, agreements and assets) is in compliance with all applicable laws and orders, including, without limitation, those applicable to aviation, transportation, and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 6.15, Air Response Entities has not received notice of any violation or alleged violation of, and to the best of Air Response Entities' and the Shareholders' knowledge, is subject to no liability for violation of, any laws or orders. All reports and returns required to be filed by Air Response Entities with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                  (i) The operation of Air Response Entities' business as it is now conducted does not, nor does any condition existing at any of its facilities, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any material aspect of the conduct of such business or materially affect the manner in which it is now conducted.

                  (ii) Air Response Entities has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts.

                  (iii) Air Response Entities has timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state, federal and foreign administrative and governmental authorities due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or to the best of Air Response Entities' and the Shareholders' knowledge, threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Federal Aviation Authority, Administrator of the Health Care Financing Administration, the Department of Transportation, the Department of Health and Rehabilitative Services, or any other state or federal agency or compliance matters, which would materially adversely affect the business, Air Response Entities or the consummation of the transactions contemplated hereby.

                  (iv) Neither the Air Response Entities nor any person or entity providing services for the Air Response Entities have engaged in any activities pursuant to any statute or governmental regulation, whether state, federal or foreign related to: (a) the making of a false statement or representation of a material face in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge of the . occurrence of any event affecting the right any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration, kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for the right to any benefit or payment.

                  (v) Air Response Entities has filed when due any and all material reports and other documentation and reports, if any, required to be filed with third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

            (b) LICENSES AND PERMITS. Except as set forth in Schedule 6.15(b), attached hereto, Air Response Entities has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business and operation of its facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 6.15(b) and are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby.. Except as set forth in Schedule

6.15(b), Air Response Entities (including its business, operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

            (c) ENVIRONMENTAL MATTERS. Applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("WASTE") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section, to the best of Air Response Entities' and Shareholders' knowledge and belief, Air Response Entities is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 6.15(c), there is no Litigation nor, to the best of Air Response Entities' and the Shareholders' knowledge, any demand, claim, hearing or notice of violation pending or threatened against Air Response Entities relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 6.15(c) to the best of Air Response Entities' and Shareholders' knowledge and belief there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

      6.16  BOOKS AND RECORDS.

      With respect to all material matters occurring since the inception of Air Response Entities which could have a material adverse effect on Air Response Entities on or after the date hereof, the minute books and other records of Air Response Entities contain complete and accurate records of all such material matters, meetings and other corporate actions of its shareholders and board of directors.

      6.17  TAX MATTERS.

            (a) PROVISION FOR TAXES. The provision made for taxes on the Recent Balance Sheet is and will be sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Air Response Entities has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Air Response Entities.

            (b) TAX RETURNS FILED. Except as set forth on Schedule 6.17(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Air Response Entities have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Air Response Entities for each of its two (2) most recent fiscal years have been delivered to ARMT. Air Response Entities has duly withheld and paid all taxes, which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Air Response Entities.

            (c) TAX AUDITS. Air Response Entities has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Air Response Entities. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

            (d) OTHER. Except as set forth in Schedule 6.17(d), Air Response Entities has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, or (iii) entered into a closing agreement with any taxing authority (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. No Air Response Entity is a "United States real property holding company: within the meaning of Section 897 of the Code.

      6.18  REAL ESTATE.

      Air Response Entities own no real estate and have not committed to purchase any real estate. Air Response Entities have good leasehold interests to all of the leaseholds described in Schedule 6.18, attached hereto, free and clear of all mortgages, liens, encumbrances, leases, equities, claims, shares, easements, rights-of-way, covenants, conditions and restrictions except as otherwise described in the leasehold agreements or applicable law. Except as stated on Schedule 6.18, no officer, director, shareholders or employee of Air Response Entities, or any spouse, child or other relative thereof, owns directly or indirectly, in whole or in part, any of the leaseholds described thereon. Each of the leases described on Schedule 6.18 is a valid and binding obligation of Air Response Entities and enforceable in accordance with its terms and conditions, and to the best knowledge and belief of Air Response Entities and the Shareholders, each of such leases is a valid and binding obligation of each of the other parties thereto. Neither Air Response Entities nor, to the best knowledge of Air Response Entities and the Shareholders, any other party to any such lease is in default with respect to any material term or condition thereof, nor to the best knowledge of Air Response Entities and the Shareholders, has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder, or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the assets of Air Response Entities. So far as Air Response Entities and Shareholders are aware, use of the buildings, fixtures and other improvements described in Schedule 6.18 as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

      6.19  INSURANCE.

      True and correct copies of all policies of property, liability, aircraft liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Air Response Entities, have heretofore been delivered to ARMT. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Air Response Entities, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.
Schedule 6.19 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and neither Air Response Entities nor the Shareholders have knowledge of any act or omission of Air Response Entities which could result in cancellation of any such policy prior to its scheduled expiration date. The Air Response Entities have not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. The Air Response Entities have been duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Air Response Entities pending under any such policies as to which coverage has been questioned/disputed by the underwriters of such policies, and neither Air Response Entities nor the Shareholders know of any basis for denial of any claim under any such policy. Such policies are sufficient in all material respects for compliance by the Air Response Entities with all requirements of law and with the requirements of all material contracts to which any Air Response Entity is a party.

      6.20  PERSONNEL.

      Schedule 6.20 attached hereto contains accurate and complete information as to names and rates of compensation of all personnel of Air Response Entities, together with information as to any contracts with any such personnel. Air Response Entities has no pension, profit-sharing, bonus, incentive, insurance or other employee benefit plans in which any employees of Air Response Entities participate, except as set forth on Schedule 6.20.

      6.21  LITIGATION.

      Other than as set forth in Schedule 6.21, Air Response Entities is not a party to, the subject of, or threatened with any litigation nor to the best knowledge of Air Response Entities and the Shareholders, is there any basis for any litigation. Air Response Entities is not contemplating the institution of any litigation.

      6.22  OTHER LIABILITIES.

      To the best of Air Response Entities' and the Shareholders' knowledge, no claim of breach of contract, tort, product liability or other claim, contingent or otherwise, has been asserted or threatened against Air Response Entities nor is capable of being asserted by any employee, creditor, claimant or other person against the Air Response Entities.. To the best of Air Response Entities' and the Shareholders' knowledge, no event has occurred which could give rise to the assertion of any such claim by any person.

      6.23  CONSENTS.

      Except as otherwise provided herein, the execution, delivery and performance by the Shareholders of this Agreement and the consummation by the Shareholders of the transactions contemplated hereby does not require any consent that has not been received prior to the date hereof.

      6.24  JUDGMENTS.

      There are no outstanding judgments against Air Response Entities. There are no open workers compensation claims against Air Response Entities, or to the best of Air Response Entities' and the

Shareholders' knowledge, any other obligation, fact or circumstance which would give rise to any right of indemnification on the part of any current or former Shareholders, director, officer, employee or agent of Air Response Entities, or any heir or personal representative thereof, against Air Response Entities, or any successor to the businesses of Air Response Entities.

      6.25  BROKERS.

      Except as previously disclosed in writing, neither the Shareholders nor Air Response Entities have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which ARMT could become liable or obligated.

      6.26  TRADE RIGHTS.

      Schedule 6.26 lists all Trade Rights (as defined below) in which Air Response Entities now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Air Response Entities, and also indicating which of such Trade Rights are registered. Air Response Entities has not granted any license or made any assignment of any Trade Right listed on Schedule 6.26, nor does Air Response Entities pay any royalties or other consideration for the right to use any Trade Rights of others. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefore and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

      6.27  BANK ACCOUNTS.

      Schedule 6.27 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Air Response Entities maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

      6.28  OPERATION OF AIRCRAFT.

      Air Response Entities' aircraft as identified in Schedule 6.28 (hereinafter the "AIRCRAFT") have been and continue to be operated (i) in accordance with the operating instructions of their respective FAA approved Aircraft Flight Manual and the manufacturer's operating and maintenance instructions; (ii) in conformity with all laws and orders which affect the operation, use or possession of the Aircraft or the use of any airport premises by the Aircraft, including, but not limited to, all Laws and Orders which must be complied with in order to at all times maintain the Aircraft's Airworthiness Certificate; (iii) in compliance with the terms, conditions and limitations of and in the geographical areas allowed by the insurance policies referred to herein and by Air Response Entities pilots holding any and all licenses required under such insurance policies; (iv) in accordance with all maintenance service plans and (v) in accordance with the operating and maintenance procedures established by any lender, lessor or any person with whom Air Response Entities may have contracted for the operation and/or maintenance of the Aircraft.

      6.29  CARE, USE AND MAINTENANCE.

      During the periods in which Air Response Entities has owned or operated the Aircraft, it shall have (a) maintained, serviced, repaired, overhauled and tested; or caused the same to be done to, the Aircraft so as to keep the Aircraft in good operating condition, state of repair and appearance, ordinary wear and tear excepted, and in such condition as required to enable the Airworthiness Certificate of the Aircraft to be maintained in good standing at all times under Title 49 with the FAA or as required by any other applicable government authority; (b) maintained all records, logs, manuals and other material required by the FAA and Title 49 to be maintained in respect of the Aircraft; (c) promptly furnished its lenders, lessors and others such information as may be required to file any reports required to be filed by the lessor (or the owner, if other than Air Response Entities) of the Aircraft with any governmental authority (d) maintained the engines of the Aircraft in accordance with all maintenance service plans and lender or lessor requirements and maintain the Aircraft, the engines and the main components in accordance with a manufacturer's approved maintenance program, (e) installed all applicable vendor's and manufacturer's service bulletin kits received by Air Response Entities that are required for the Aircraft, and incorporated all airworthiness directives; (f) notified all appropriate parties of any notices or similar documents which Air Response Entities received from the manufacturer or any governmental agency concerning the maintenance, service, repair, overhaul, testing or use of the Aircraft; and (g) properly maintained the Aircraft in accordance with generally accepted customs and practices.

      6.30  Y2K COMPLIANT.

      Air Response Entities' equipment, computers, software, hardware, aircraft, business and processes in which date sensitive software is utilized are year 2000 compliant such that such equipment, computers, software, hardware, aircraft, business and processes will not experience failures, interruptions or malfunctions in a manner that will have a material adverse effect on such equipment, computers, software, hardware, aircraft, business and processes, Air Response Entities and/or its business.

      6.31  SURVIVAL.

      The representations and warranties contained in this Article 6 shall survive the Closing for a period of one year.

      6.32  DISCLOSURE.

      No representation or warranty by the Air Response Entities and/or the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Air Response Entities or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, disclosure, schedule or document delivered by or on behalf of the Air Response Entities and/or Shareholders shall be deemed representations and warranties by the Air Response Entities and the Shareholders.

                                    ARTICLE 7

              CONDITIONS TO OBLIGATION OF SHAREHOLDERS TO CLOSE

      Each and every obligation of Shareholders under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, which conditions ARMT agrees to use its reasonable best efforts to satisfy:

      7.1   REPRESENTATIONS AND WARRANTIES AT CLOSING.

      The representations and warranties made by ARMT in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

      7.2   OBLIGATIONS PERFORMED.

      ARMT shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

      7.3   CONSENTS AND APPROVALS.

      ARMT shall have obtained and delivered to Shareholders the written consents or approvals specified, or to be specified, if any, (except for such consents or approvals as to which, in the aggregate, the failure to obtain would not have a Material Adverse Effect) and all of such consents shall remain in full force and effect at and as of the Closing.

      7.4   CLOSING DELIVERIES.

      ARMT shall have delivered to Shareholders all of the documents or agreements contemplated hereby and/or necessary or appropriate to consummate the Transactions, including but not limited to, an executed agreement for the Management of the Air Response Entities by Shareholders after Closing substantially in the form attached hereto as Exhibit 4.8, the indemnification provided for in Section 4.7 (a).

      7.5   NO INVESTIGATIONS OF ARMT AND ITS SUBSIDIARIES OR THEIR
            BUSINESS.

      As of the Closing Date, there shall be no, and neither ARMT nor any of its subsidiaries shall have any knowledge of any material pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to ARMT or its subsidiaries, other than such as have been disclosed to Shareholders prior to the date hereof.

      7.6   NO MATERIAL ADVERSE EFFECT.

      Other than changes relating to, or resulting from, the existence of, or the terms of, this Agreement and the Transactions contemplated hereby, ARMT shall not have suffered since the date hereof any change that constitutes a Material Adverse Effect.

      7.7   SECURITIES LAWS.

      The parties shall have complied in all material respects with all federal and state securities laws applicable to the Transactions.

      7.8   BOARD APPROVAL.

      Shareholders shall have received at Closing a Secretary's certificate evidencing approval of the Transaction by the Board of Directors of ARMT.

      7.9   LEGALITY.

      No federal or state statute, rule, regulation, executive order, decree or Injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the acquisition illegal or otherwise prohibiting the consummation of the Transaction.

      7.10  REGULATORY MATTERS.

      All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the Transactions and all actions by or in respect of, or filings with, any governmental body, agency or official or any other Person required to permit the consummation of the Transaction.

      7.11  ADDITIONAL CLOSING CONDITIONS.

      Each and every one of the additional closing conditions, if any, required of ARMT set forth in Schedule 7.11 attached hereto shall have been completed or fulfilled, as the case may be.

                                    ARTICLE 8

                  CONDITIONS TO OBLIGATIONS OF ARMT TO CLOSE

      Each and every obligation of ARMT under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions, which conditions Shareholders agree to use their reasonable best efforts to satisfy:

      8.1   REPRESENTATIONS AND WARRANTIES AT CLOSING.

      The representations and warranties made by Air Response Entities and Shareholders in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct on and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

      8.2   OBLIGATIONS PERFORMED.

      Shareholders shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

      8.3   CONSENTS AND APPROVALS.

      Shareholders shall have obtained and delivered to ARMT the written consents or approvals specified, or to be specified, including but not limited to, the approval of the Board of Directors of Cyber-

Care, Inc., the approval of its legal and financial advisors, and an acceptable fairness opinion on the Transaction, (except for such consents or approvals as to which, in the aggregate, the failure to obtain would not have a Material Adverse Effect) and all of such consents shall remain in full force and effect at and as of the Closing.

      8.4   CLOSING DELIVERIES.

      Shareholders shall have delivered to ARMT each of the following, together with any additional items which ARMT may reasonably request to effect the
Transaction:

            (a) certificate(s) evidencing the ownership of the Air Response Entities shares;
            (b)  the indemnification as provided for in Section 4.7; and
            (c) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the Transactions.

      8.5   NO INVESTIGATIONS OF AIR RESPONSE ENTITIES AND ITS BUSINESS.

      As of the Closing Date, there shall be no, and Shareholders shall have no knowledge of any material pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to Shareholders, Air Response Entities or their Assets or the business of Air Response Entities, other than such as have been disclosed to ARMT prior to the date hereof.

      8.6   NO MATERIAL ADVERSE EFFECT.

      Air Response Entities shall not have suffered any change that constitutes a Material Adverse Effect.

      8.7   SECURITIES LAWS.

      The parties shall have complied with all federal and state securities laws applicable to the Transactions.

      8.8   LEGALITY.

      No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the acquisition illegal or otherwise prohibiting the consummation of the transactions.

      8.9   REGULATORY MATTERS.

      All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the Transactions and all actions by or in respect of, or filings with, any governmental body, agency or official or any other Person required to permit the consummation of the Transactions.

      8.10  ADDITIONAL CLOSING CONDITIONS.

      Each and every one of the additional closing conditions, if any, required of Shareholders set forth in Schedule 8.10 attached hereto shall have been completed or fulfilled, as the case may be.


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
                                    ARTICLE 9

                                   TERMINATION

      9.1   TERMINATION.

            (a) This Agreement may be terminated by mutual written consent of Shareholders and ARMT at any time before the Closing Date.
            (b) This Agreement may be terminated by the Shareholders at any time before the Closing Date in the event that it does not obtain the consents set forth herein.
            (c) This Agreement may be terminated by the Shareholders in the event that ARMT does not close by September 30, 2000.

      9.2   EFFECT OF TERMINATION.

In the event this Agreement is terminated pursuant to:

            (a) Section 9.1(a), no party shall have any obligations to the other hereunder except for those with respect to confidentiality and the return of any confidential information which shall remain in effect. Shareholders shall retain the Deposit.
            (b) Section 9.1(b), no party shall have any obligations to the other hereunder except for those with respect to confidentiality and the return of any confidential information which shall remain in effect. Shareholders shall return the Deposit within ten days of the date of such termination.
            (c) Section 9.1(c), no party shall have any obligations to the other hereunder except for those with respect to confidentiality and the return of any confidential information which shall remain in effect. Shareholders shall retain the Deposit.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

      10.1  SEVERABILITY.

      If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

      10.2  MODIFICATION.

      This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

      10.3  ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT.

      This Agreement may not be assigned by either party without the prior written consent of the other party. The terms and conditions hereof shall survive the Closing as provided in this Agreement and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

      10.4  COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.5  NOTICES.

      All notices, requests, demands, claims and other communication hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the date noted on the receipt as delivered or refused if sent by overnight express or registered or certified mail, return receipt requested, postage prepaid and on the date of delivery if sent by courier, and addressed to the intended recipient as set forth below:

            If to ARMT:

            Air Response Medical Transport Corp.
            7211 South Peoria Street, Suite 200
            Englewood, Colorado 80112
            Attn:  President

            If to Capece:

            Louis R. Capece, Jr.
            10845 Bayshore Drive
            Windermere, Florida 34786


            If to Shareholders:

            Cyber-Care, Inc.
            1903 S. Congress Ave., Suite 400
            Boynton Beach, FL 33426
            Attn:  Michael F. Morrell

            With a Copy to:

            Cyber-Care, Inc.
            1903 S. Congress Ave., Suite 400
            Boynton Beach, FL 33426
            Attn: Daniel W. Bivins, Jr


or at such other address as any party hereto notifies the other parties hereof in writing.

      10.6  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

      This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in this Agreement, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. No provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

      10.7  GOVERNING LAW; JURISDICTION.

      This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, excluding those relating to conflicts of laws.

      10.8  ATTORNEY'S FEES.

      In any action between the parties to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover reasonable expenses, including reasonable attorney's fees.

      10.9  HEADINGS.

      The section headings contained in this Agreement and the Schedules and Exhibits attached hereto are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.10 INCORPORATION OF EXHIBIT, SCHEDULES AND MANAGEMENT AGREEMENTS.

      The Exhibits, Schedules and Management Agreement identified in this Agreement are incorporated in this Agreement by reference and made a part hereof.

      10.11 CONSTRUCTION.

      Within this Agreement, the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and context of this Agreement shall require. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

      10.12 ARBITRATION.

      All disputes arising in connection with or out of this Agreement shall be finally then settled by binding arbitration by three (3) arbitrators in Palm Beach County, Florida, pursuant to the rules of the American Arbitration Association.

                                   ARTICLE 11

                              LIMITION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ABSENT CAPECE'S FRAUD OR WILLFUL MISCONDUCT, CAPECE SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT OR ARISING FROM THIS AGREEMENT OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO THE EXHIBITS TO THIS AGREEMENT, OR OTHERWISE, IN EXCESS OF THE VALUE OF THE

ACQUISITION SHARES LESS THE DEPOSIT, (WHICH DEPOSIT WILL BE RETAINED BY SHAREHOLDERS IN ANY EVENT) PLUS THE ESCROW SHARES.

                                   ARTICLE 12

                         RELEASE OF RESTRICTIVE LEGENDS
                               FROM CAPECE'S STOCK

Capece owns a substantial number of shares of Cyber-Care voting common stock. The certificate(s) for such shares bears a restrictive legend (the "Legend") which is no longer applicable. As an inducement by Cyber-Care to persuade Capece to enter into this Agreement, Cyber-Care hereby agrees that it will cause to be processed, commencing January 1, 2001, and for the next Twenty Four (24) Months, the removal of such Legend within twenty one (21) calendar days of its receipt of a request by Capece on up to Forty Thousand (40,000) Shares per month. Such request shall be transmitted by facsimile to the office of the Secretary of Cyber-Care, Inc.. together with properly completed Form 144 sale documentation by a nationally recognized brokerage firm . In the event Cyber-Care, Inc. fails for any reason to so process a properly submitted transaction within such twenty one (21) calendar day period, Cyber-Care hereby submits to the jurisdiction of any court of competent jurisdiction in the State of Florida wherein Capece shall be entitled to have the court order Cyber-Care to remove such Legend from all of Capece's certificates for Cyber-Care stock and to deliver all such share certificates to Capece immediately. Further, Cyber-Care hereby admits and agrees that Capece may be financially damaged by Cyber Care's failure to deliver share certificates in a timely manner as specified herein and waives any defense for such failure to timely deliver of any such share certificates, the damages for which, if not agreed upon with Capece and paid by Cyber-Care within fifteen (15) calendar days of Capece's demand for payment thereof, will be determined and enforced by arbitration pursuant to Section 10.12. Cyber-Care understands that Capece will be using the proceeds from some of such stock for the payment of taxes. Should any failure to timely deliver one or more of such certificates to Capece cause Capece to incur interest and penalties regarding any such taxes, Cyber-Care shall be liable to Capece for such interest and penalties. If Cyber-Care and Capece are unable to agree upon the amount due Capece as damages for such interest and penalties within fifteen (15) calendar days of Capece's demand for payment thereof, the amount shall be determined and enforced through the Arbitration process referred to in Section 10.12. If Cyber-Care and Capece agree upon an amount for such damages, such amount shall be paid to Capece within five (5) days of such agreement. The rights of Capece and the obligations of Cyber-Care in this Article 12 stand-alone. In no event, even including an alleged breach or breach of the Agreement by ARMT and/or Capece, will Cyber-Care ever have any right to refuse to honor its obligations under this Article 12. As of January 1, 2003 there shall be no limitation on the number of shares which Capece may sell.

                                   ARTICLE 13

                              ADDITIONAL PROVISION

Chris Doscher assisted Cyber-Care in facilitating this transaction. For his assistance, Cyber-Care is obligated to transfer to Doscher Five Thousand (5000) shares of new voting common stock of Cyber-Care.

             [The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative as of the day and year first above written.

                                    AIR RESPONSE NORTH, INC.

                                    By: /s/ DANIEL W. BIVINS, JR.
                                    Name:   Daniel W. Bivins, Jr.
                                    Title:  Attorney in Fact


                                    GLOBAL AIR RESCUE, INC.

                                    By: /s/ DANIEL W. BIVINS, JR.
                                    Name:   Daniel W. Bivins, Jr.
                                    Title:  Attorney in Fact


                                    GLOBAL AIR CHARTER, INC.

                                    By: /s/ DANIEL W. BIVINS, JR.
                                    Name:   Daniel W. Bivins, Jr.
                                    Title:  Attorney in Fact

                                    MIOA Acquisition Company I, Inc.

                                    By: /s/ DANIEL W. BIVINS, JR.
                                    Name:   Daniel W. Bivins, Jr.
                                    Title:  Attorney in Fact


                                    AIR RESPONSE MEDICAL TRANSPORT CORP.

                                    By: /s/ LOUIS R. CAPECE, JR.
                                    Name:   Louis R. Capece, Jr.
                                    Title:  Chairman

                                      /s/ LOUIS R. CAPECE, JR.
                                          Louis R. Capece, Jr.

                                    CYBER-CARE, INC.

                                    By: /s/ DANIEL W. BIVINS, JR.
                                    Name:   Daniel W. Bivins, Jr.
                                    Title:  General Counsel & Sr. VP

                                       33